EXHIBIT 99.1

Capstone Announces the Appointment of Eric Hencken as Chief Financial Officer

VAN NUYS, CA / ACCESSWIRE / December 6, 2019 / Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today the appointment of Frederick (Eric) Hencken III, the Company’s current Interim Chief Financial Officer, to the position of Chief Financial Officer, effective as of January 1, 2020. Mr. Hencken will continue to serve as the Company’s Chief Accounting Officer, and principal financial officer and principal accounting officer of the Company.

Mr. Hencken was appointed to Interim Chief Financial Officer of Capstone effective October 1, 2019.  Mr. Hencken has served as the Company’s Chief Accounting Officer since April 2019 and served as the Company’s Controller from October 2017 to April 2019.

“Eric brings to Capstone more than 18 years of finance and operational experience, an extensive background in financial planning and operations, management and business strategy. Eric has solid experience in the technology industry and has previously been involved in mergers and acquisitions,” said Darren Jamison, President and Chief Executive Officer of Capstone. “Eric’s excellent performance as Capstone’s Controller and Chief Accounting Officer, and most recently as Interim Chief Financial Officer, has prepared him well for this new expanded role as Capstone’s Chief Financial Officer and he brings a principled and engaging approach to the CFO role,” added Jamison.

"I’m honored to be joining the Capstone Leadership Team and I look forward to putting my background and skills to work to help achieve greater results for our employees, suppliers, distribution partners, customers and shareholders, by working closely to deliver on our multiple strategic initiatives, which should lead to a lower cash burn, improved gross margins, lower direct material costs and lower operating expenses," said Mr. Hencken. "I’m committed to helping the Company build on its recent momentum, and believe we can achieve our stated goal of achieving positive Adjusted EBITDA in the June 2020 quarter and build a sustainable and profitable business to support our long-term growth plans,” concluded Mr. Hencken.

Prior to joining the Company, Mr. Hencken held various roles in Finance and Accounting with InnoVista Sensors, previously Custom Sensors and Technologies, Inc., a global company specializing in designing and manufacturing sensors, controls, and actuators from 2012 to 2017.  While employed at InnoVista Sensors, Mr. Hencken’s various roles included the Director of Financial Planning and Analysis, International Controller, and Director of Finance and Administration, North America.

Prior to InnoVista Sensors, Mr. Hencken served as the Manager of Financial Reporting from 2008 to 2011 and Director of Financial Reporting in 2012, for THQ Inc., an independent developer, and publisher of games and interactive entertainment software.  Prior to THQ Inc., Mr. Hencken was employed by McGladrey, LLP, a provider of assurance, tax, and consulting services, from 2001 to 2008, providing attest services.  Mr. Hencken holds a Bachelor of Science degree in Accounting from California State University, Long Beach and is a Certified Public Accountant (active) licensed in California.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today's distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and have saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn,  Instagram, and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com